Exhibit 10.2
Loan and Security Agreement
     THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation (“Bank”), on the one side, and XATA CORPORATION, a Minnesota corporation (“Xata”), and GEOLOGIC SOLUTIONS, INC., a Delaware corporation (“Geologic”) (Xata and Geologic are each individually referred to as a “Borrower” and collectively referred to as “Borrowers”), on the other side, provides the terms on which Bank shall lend to Borrowers and Borrowers shall repay Bank. This Agreement amends and restates in its entirety the Loan and Security Agreement (as amended), with an Effective Date of December 17, 2004, between Xata and Bank (the “Prior Agreement”). The parties agree as follows:
     1 ACCOUNTING AND OTHER TERMS
     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
     2 LOAN AND TERMS OF PAYMENT
     2.1 Promise to Pay. Borrowers hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
     2.1.1 Revolving Advances.
          (a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein. The outstanding “Advances” under the Committed Revolving Line pursuant to the Prior Agreement shall be the beginning balance of the Advances under this Agreement, which Borrowers agree are owed without any defense, offset or counter-claim of any kind.
          (b) Streamline Period. During certain periods of time (each, a “Streamline Period”), provided that the Streamline Requirements are all met, Borrowers’ reporting requirements shall be reduced, and certain proceeds shall be deposited in Borrowers’ operating account(s) instead of being applied to the Advances, as set forth in other provisions of this Agreement. Such a Streamline Period shall be deemed to be in effect as of the Effective Date. If at any time during any Streamline Period the Streamline Requirements are not met, the Streamline Period shall immediately cease to be effective, and any terms or conditions of this Agreement that are dependent upon the existence of a Streamline Period will immediately revert to the respective terms and conditions that are to be in force when a Streamline Period is not in effect, without the need for any further action on the part of Bank or Borrowers. Further, if following the cessation of a Streamline Period the Streamline Requirements are thereafter satisfied for six consecutive months, Borrowers may elect to again put a Streamline Period into effect pursuant to the terms hereof by giving Bank at least 10 days prior written notice, specifying the date the Streamline Period is to begin. Thus, it is the intention of the parties that Borrowers have the opportunity for successive Streamline Periods to apply when and to the extent the conditions thereto are satisfied.
          (c) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
     2.1.2 Letters of Credit Sublimit.
          (a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrowers’ account, provided that, after giving effect to such Letters of Credit: (1) the total of the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to the Letter of Credit Reserves, plus amounts utilized for Cash Management Services, shall not exceed $500,000; and (2) the total of the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to the Letter of Credit Reserves, plus amounts used for Cash Management Services, and plus the outstanding principal balance of any Advances (including any amounts used for Cash Management Services) shall not exceed the lesser of (i) the Maximum Dollar Amount, or (ii) the Borrowing Base. The aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrowers shall provide to Bank cash collateral in an amount equal to 100% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrowers agree to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrowers further agree to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for any Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for any Borrower’s account, and Borrowers understand and agree that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.
          (b) The obligation of Borrowers to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.
          (c) Borrowers may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrowers of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
          (d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.
     2.1.3 [Reserved]
     2.1.4 Cash Management Services Sublimit. Borrowers may use up to $500,000 of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”), provided that, after giving effect to such utilization: (1) the total of the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to the Letter of Credit Reserves, plus amounts utilized for Cash Management Services, shall not exceed $500,000; and (2) the total of the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to the Letter of Credit Reserves, plus amounts utilized for Cash Management Services, and plus the outstanding principal balance of any Advances (including any amounts used for Cash Management Services) shall not exceed the lesser of (i) the Maximum Dollar Amount, or (ii) the Borrowing Base. Any amounts used by Borrowers for Cash Management Services will be treated as Advances under the Revolving Line, will accrue interest at the interest rate applicable to Advances, and will reduce the amount otherwise available for Credit Extensions thereunder.
     2.2 Overadvances. If at any time or for any reason the total of all outstanding Advances and all other monetary Obligations exceeds the Availability Amount (an “Overadvance”), Borrowers shall immediately pay the amount of the excess in cash to Bank. Without limiting Borrowers’ obligation to repay to Bank the amount of any Overadvance, Borrowers agree to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

     2.3 Payment of Interest on the Credit Extensions.
          (a) Interest Rate. Interest shall be payable monthly in arrears on the last day of each month. Subject to Section 2.3(b), the amounts outstanding under the Revolving Line shall initially accrue interest at a per annum rate equal to one-half of one percentage point above the Prime Rate (the “Reduced Rate”). If while the Reduced Rate is in effect, Borrowers fail to (i) achieve the Threshold AQR as of the last day of a month, or (ii) provide the monthly financial statements and Compliance Certificate that Bank uses to confirm the Borrowers’ Adjusted Quick Ratio by the date the same are due hereunder (without limitation upon any Default, Event of Default, Default Rate of interest, or other consequence that may be applicable because of any failure to provide financial statements or Compliance Certificates when due), then such interest rate shall increase such that the amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to one percentage point above the Prime Rate (the “Increased Rate”), subject to again being decreased to the Reduced Rate as set forth below. If while the Increased Rate is in effect, Borrowers have achieved the Threshold AQR as of the last day of six consecutive months (the “Threshold Period”), and no Event of Default then exists, then such interest rate shall decrease such that the Reduced Rate shall go into effect, subject to again being increased to the Increased Rate as set forth above. Reductions in the interest rate as a result of Borrowers achieving Threshold AQRs shall be effective (i) on the first day of the second month immediately following the end of the Threshold Period for which Borrower achieved the Threshold AQRs, provided that prior to such date Bank has received Borrowers’ monthly financial statements and Compliance Certificate that establish, to Bank’s satisfaction in its good faith business judgment, the applicable Adjusted Quick Ratios, but (ii) if prior to such date Bank has not received such monthly financial statements and Compliance Certificate (without limitation upon any Default, Event of Default, Default Rate of interest, or other consequence that may be applicable because of any failure to provide financial statements or Compliance Certificates when due), then such change shall be effective five Business Days after Bank receives such financial statements and Compliance Certificate. (For example, if the rate in effect had been the Prime Rate plus one percentage point and then on October 27, 2008 the Borrowers provide Bank with monthly financial statements and Compliance Certificate establishing that the Adjusted Quick Ratio was 1.25 to1.00 as of September 30, 2008, then the interest rate shall reduce to the Prime Rate plus one-half of one percentage point as of November 1, 2008; but in the same situation if the Borrowers did not provide Bank with monthly financial statements and Compliance Certificate until November 1, 2008, then such reduction would not be effective until the fifth Business Day following November 1, 2008.) Increases in the interest rate as a result of Borrowers’ failure to achieve a Threshold AQR shall be effective on the first day of the second month immediately following the date for which Borrowers failed to achieve the Threshold AQR regardless of when Bank receives the financial statements and Compliance Certificate that establish, to Bank’s satisfaction in its good faith business judgment, the applicable Adjusted Quick Ratio. (For example, if the rate in effect had been the Prime Rate plus one-half of one percentage point and then on November 15, 2008 the Borrowers provide Bank with monthly financial statements and Compliance Certificate establishing that the Adjusted Quick Ratio was 1.20 to 1.00 as of September 30, 2008, then the interest rate shall increase to the Prime Rate plus one percentage point, retroactively, as of November 1, 2008 (without limitation upon any Default, Event of Default, Default Rate of interest, or other consequence that may be applicable because of any failure to provide financial statements or Compliance Certificates when due). Such increases shall be effective retroactively even if any Borrower has already paid interest, or Bank has already charged any Borrower’s account, at the previously effective lower rate, and Borrowers shall immediately pay Bank any resulting underpayment.
          (b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is four percentage points above the rate which is otherwise applicable to the Obligations (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
          (c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
          (d) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.
          (e) Debit of Accounts. Bank may debit any of any Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts any Borrower owes Bank when due. These debits shall not constitute a set-off.

          (f) Payment; Interest Computation; Float Charge. Interest is payable monthly on the last calendar day of each month. In computing interest on the Obligations, all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day. In addition, so long as any principal or interest with respect to any Credit Extension remains outstanding, Bank shall be entitled to charge Borrowers a “float” charge in an amount equal to two (2) Business Days interest, at the interest rate applicable to the Advances, on all payments received by Bank, at a time when a Streamline Period is not in effect, that are not in the form of immediately available funds. Said float charge is not included in interest for purposes of computing minimum monthly interest (if any) under this Agreement. The float charge for each month shall be payable on the last day of the month. Bank shall not, however, be required to credit any Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account(s) for the amount of any item of payment which is returned to Bank unpaid.
     2.4 Fees. Borrowers shall pay to Bank:
          (a) Commitment Fee. A fully earned, non-refundable commitment fee of $40,000, on the Effective Date; and
          (b) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a Letter of Credit Fee of one and one-half percent (1.5%) per annum of the face amount of each Letter of Credit issued, upon the issuance or renewal of such Letter of Credit by Bank; and
          (c) Early Termination Fee. An early termination fee as provided by Section 12.1; and
          (d) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), which fee shall be paid quarterly on the last day of each month following each quarter and on any earlier terminations of this Agreement, in arrears, on a calendar year basis, in an amount equal to 0.375% per annum of the average unused portion of the Revolving Line, as determined by Bank. Borrowers shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of this Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder, including during any Streamline Period; and
          (e) Collateral Monitoring Fee. A collateral monitoring fee of $1,500 for each month during which the Streamline Period is not in effect for the entire month, payable in arrears on the last day of each month (prorated for any partial month at the beginning and upon termination of this Agreement); and
          (f) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses, and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.
     3 CONDITIONS OF LOANS
     3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension pursuant hereto is subject to the condition precedent that Borrowers shall consent to or have delivered, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
          (a) duly executed original signatures to the Loan Documents to which any Borrower is a party;
          (b) its Operating Documents and a good standing certificate of each Borrower certified by the Secretary of States of there states of incorporation as of a date no earlier than thirty (30) days prior to the Effective Date;
          (c) duly executed original signatures to the completed Borrowing Resolutions for each Borrower;

          (d) (i) a duly executed subordination agreement (the “PFG Subordination Agreement”) whereby PFG subordinates the indebtedness owed it by Borrowers, and the Liens securing the same, in favor of Bank, in form and substance satisfactory to Bank, and (ii) duly executed subordination agreements (the “Seller Subordination Agreements”) whereby the selling Geologic stockholders (the “Selling Geologic Stockholders”) in the Geologic Solutions Acquisition subordinate the indebtedness owed them by Borrowers, and any Liens securing the same, in favor of Bank, in form and substance satisfactory to Bank;
          (e) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
          (f) Perfection Certificate executed by each Borrower;
          (g) a landlord’s consent executed by each of the landlords of each of the Borrowers in favor of Bank;
          (h) a legal opinion of Borrowers’ counsel dated as of the Effective Date together with the duly executed original signatures thereto;
          (i) the completion of Bank’s inspection of the Collateral and each Borrower’s Books;
          (j) the insurance policies and/or endorsements required pursuant to Section 6.7 hereof;
          (k) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof; and
          (l) the closing of the Geologic Solutions Acquisition shall have occurred on or before February 15, 2008.
     3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:
          (a) except as otherwise provided in Section 3.4, timely receipt of an executed Transaction Report;
          (b) the representations and warranties in Section 5 shall be true in all material respects on the date that any Borrower requests a Credit Extension and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is each Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
          (c) there has not been a Material Adverse Change.
     3.3 Covenant to Deliver.
     Borrowers agree to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrowers expressly agree that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of any Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.
     3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrowers shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. If a Streamline Period is not then in effect or if an Event of Default has occurred and is continuing, together with such notification, Borrowers must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.
     4 CREATION OF SECURITY INTEREST
     4.1 Grant of Security Interest. Each Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrowers represent, warrant, and covenant that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If any Borrower shall acquire a commercial tort claim, such Borrower shall promptly notify Bank in a writing signed by such Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank. The grant of security interest and pledge by Xata contained herein is without limitation on the security interest granted by Xata under any other Loan Documents and without limitation on the security interest granted by Xata under the Prior Agreement, which security interest granted under the Prior Agreement shall continue, uninterrupted, as amended and restated by this Agreement.
     If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrowers’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrowers.
     4.2 Authorization to File Financing Statements. Each Borrower hereby authorizes Bank to file financing statements, without notice to Borrowers, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrowers or any other Person, shall be deemed to violate the rights of Bank under the Code. ‘
     4.3 Lease Receivables. Bank agrees, from time to time at Borrowers’ request, to release its security interest against Lease Receivables to the extent that Borrowers are financing such Lease Receivables with another finance company, provided that Borrowers are not then financing such Lease Receivables with Bank and no Default or Event of Default then exits.
     5 REPRESENTATIONS AND WARRANTIES
          Borrower represents, warrants and agrees as follows:
     5.1 Due Organization and Authorization. Borrower is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the

Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.
     The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.
     5.2 Collateral. Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no deposit account other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to Bank in connection herewith and taken such actions as are necessary to give Bank a perfected security interest therein (subject to Section 6.8(a) regarding the transfer of deposit accounts of Geologic), pursuant to documentation reasonably acceptable to Bank.
     The Collateral is not in the possession of any third party bailee (such as a warehouse). Except as hereafter disclosed to Bank in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank.
     All Inventory is in all material respects of good and marketable quality, free from material defects.
     Borrower is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each patent is valid and enforceable and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Change.
     Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property (other than possibly with respect to over-the-counter software that is commercially available to the public), or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral. Borrower shall provide written notice to Bank within thirty days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed “Collateral” and for Bank to have a security interest in the same that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (y) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.
     5.3 Accounts Receivable.
          (a) For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account, set forth in Section 13 below.
          (b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has and will have no knowledge of any actual or imminent

Insolvency Proceeding of any Account Debtor whose accounts are shown as Eligible Accounts in any Transaction Report or Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and will be genuine, and all such documents, instruments and agreements are and will be legally enforceable in accordance with their terms.
     5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than $100,000.
     5.5 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
     5.6 Solvency. Borrower is able to pay its debts (including trade debts) as they mature.
     5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.
     5.8 Subsidiaries; Investments. Borrower does not have any Subsidiaries, except that Geologic is a wholly-owned subsidiary of Xata and except for other Subsidiaries organized with the prior written consent of Bank, and does not own any stock, partnership interest or other equity securities in any other Person, except for Permitted Investments.
     5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, and to fund its general business requirements and not for personal, family, household or agricultural purposes; provided that Xata may also use the proceeds of the Credit Extensions to acquire all of the stock of Geologic pursuant to the Geologic Solutions Acquisition.
     5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
     5.12 Adjusted Quick Ratio. Borrowers’ Adjusted Quick Ratio as of the last day of the month immediately preceding the Effective Date was at least 1.25 to 1.00.
     5.13 Indebtedness Owed to Certain Persons. No Borrower is liable for any Indebtedness to any of its shareholders, officers, directors or Affiliates.
     6 AFFIRMATIVE COVENANTS
     Each Borrower agrees to and that:
     6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to cause a Material Adverse Change.
     6.2 Financial Statements, Reports, Certificates.
(a)	Borrowers shall provide Bank with the following:
(i)	a Transaction Report (and any schedules related thereto and, at Bank’s request, accounts receivable and accounts payable agings, aged by invoice date) weekly and at the time of each request for an Advance;

(ii)	within fifteen (15) days after the end of each month,
(A)	monthly accounts receivable agings, aged by invoice date,

(B)	monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any,

(C)	monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger,

(D)	monthly perpetual inventory reports for Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Bank in its good faith business judgment,

(E)	a duly completed Borrowing Base Certificate signed by a Responsible Officer;
(iii)	as soon as available, and in any event within thirty (30) days after the end of each month, monthly unaudited financial statements;

(iv)	within thirty (30) days after the end of each month and with the annual financial statements for each of Borrower’s fiscal years, a Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such period each Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such period there were no held checks;

(v)	prior to the end of each fiscal year of Borrower, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the following fiscal year (on a quarterly basis) as approved by

Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(vi)	as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, annual financial statements certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Bank; and

(vii)	such other reports and information as are from time to time reasonably requested by Bank.
Notwithstanding the foregoing, during a Streamline Period, provided no Event of Default has occurred and is continuing, Borrowers shall not be required to provide Bank with the reports and schedules required pursuant to clause (a)(i) above.
          (b) At all times that any Borrower is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on such Borrower’s or another website on the Internet.
          (c) Prompt written notice of (i) any material change in the composition of the intellectual property, (ii) the registration of any copyright, including any subsequent ownership right of any Borrower in or to any copyright, patent or trademark not shown in the IP Security Agreement, or (iii) any Borrower’s knowledge of an event that materially adversely affects the value of the intellectual property.
     6.3 Accounts Receivable.
          (a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.
          (b) Disputes. Borrower shall promptly notify Bank of all disputes or claims in excess of $50,000 relating to Accounts. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; and (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the sum of the total outstanding Credit Extensions plus the Letter of Credit Reserve will not exceed the lesser of the Maximum Dollar Amount or the Borrowing Base.
          (c) Collection of Accounts. During the term of this Agreement and so long as any Obligation remains outstanding, each Borrower shall be a party to a three party agreement (the “Lockbox Agreement”) with Bank and a lockbox provider (the “Lockbox Provider”). The Lockbox Agreement and Lockbox Provider shall be acceptable to Bank. Borrower shall use the lockbox address as the payment address on all invoices issued by Borrower and shall direct all its Account Debtors to remit their payments to the lockbox address. The Lockbox Agreement shall provide that the Lockbox Provider shall remit all collections received in the lockbox to Bank. Upon Bank’s receipt of such collections, in immediately available funds, and after the Bank’s ordinary course processing thereof, Bank shall apply the same as follows:
(i)	If a Streamline Period is in effect, Bank shall deposit such proceeds into the operating account of Borrower at Bank that is designated by Borrower; and

(ii)	If a Streamline Period is not in effect, Bank shall apply such proceeds to the outstanding Advances, and if all outstanding Advances have been paid in full, Bank shall deposit the remainder into the operating account of Borrower at Bank that is designated by Borrower; and

(iii)	If a Default or Event of Default has occurred and is continuing, without limiting Bank’s other rights and remedies, Bank shall have the right to apply such proceeds to the outstanding Obligations in such order as it shall determine in its discretion.
It is understood and agreed by Borrower that this Section does not impose any affirmative duty on Bank to do any act other than to turn over such amounts. Without limitation on the foregoing, whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts that Borrower receives, in trust for Bank, and Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof.
          (d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.
          (e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose.
          (f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.
     6.4 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $25,000 or less (for all such transactions for all Borrowers in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
     6.5 Taxes; Pensions. Timely file all required tax returns and reports and timely pay all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
     6.6 Access to Collateral; Books and Records. At reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses; provided that Borrower shall only be required to pay for one inspection per any 12 month period plus any inspection that is requested by Bank, or undertaken, while an Event of Default exists. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrowers shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.
     6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as an additional lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $50,000, in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.
     6.8 Operating Accounts.
          (a) Maintain all of its and its Subsidiaries’ depository accounts, operating accounts and other accounts at which Borrower or its Subsidiaries maintain funds, and all of their securities accounts, with Bank and Bank’s Affiliates; provided that Geologic shall have until the expiration of 30 days following the Effective Date to transfer to Bank or Bank’s Affiliates any such accounts not held with Bank or Bank’s Affiliates as of the Effective Date.
          (b) Without limitation on Section 6.8(a) above, (i) provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank, and (ii) for each Collateral Account that Borrower at any time maintains (other than with Bank), Borrower shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of “ii” of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.
     6.9 Financial Covenants.
          Borrowers shall maintain at all times:
          (a) Tangible Net Worth. A Tangible Net Worth of greater than the following (“Minimum Tangible Net Worth”): (i) from March 31, 2008 through and including August 31, 2008, an amount equal to the Tangible Net Worth of Borrowers as of the date of the closing of the Geologic Solutions Acquisition less $1,000,000, and (ii) from September 1, 2008 and thereafter, the Minimum Tangible Net Worth as calculated for “i” above plus $1,500,000 plus 50% of the Borrowers’ Net Income (but not net loss) in each fiscal quarter ending after December 31, 2008. Increases in the Minimum Tangible Net Worth based on Net Income shall be effective on the last day of the fiscal quarter in which said Net Income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth be decreased.
          (b) Fixed Charge Coverage Ratio. A Fixed Charge Coverage Ratio for the twelve month period ending December 31, 2008, and for each twelve month period ending on the last day of each calendar quarter thereafter, of not less than 1.25 to 1.00.

          (c) Adjusted EBITDA. An Adjusted EBITDA of not less than ($1,000,000) for the two month period ending February 29, 2008, and for the three month period ending March 31, 2008. (For purposes of the foregoing, it is noted that parentheses enclosing an amount denotes a negative amount.)
     6.10 Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent. If Borrower (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Borrower shall immediately provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property, and Borrower shall not include any Accounts that arise from the licensing or other disposition of any asset that is wholly or partially evidenced by, or otherwise includes, such registered copyright or mask work until Bank is so perfected. If Borrower decides to register any copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least thirty (30) days prior written notice of Borrower’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for patents or for the registration of trademarks, servicemarks, copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.
     6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
     6.12 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.
     7 NEGATIVE COVENANTS
     Each Borrower agrees not do any of the following without Bank’s prior written consent:
     7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (a) Transfers of Inventory in the ordinary course of business; (b) Transfers of worn-out or obsolete Equipment; and (c) Transfers consisting of Permitted Liens and Permitted Investments.
     7.2 Changes in Business, Management, Ownership, or Business Locations.
          (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto;
          (b) liquidate or dissolve; or
          (c) permit a Change in Control; or
          (d) without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain assets and property of Borrower with an aggregate value of less than $10,000), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change its organizational number (if any) assigned by its jurisdiction of organization.
     7.3 Mergers or Acquisitions.
          (a) Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except that a Subsidiary of Borrower may merge or consolidate into another Subsidiary of Borrower or into Borrower.
          (b) Notwithstanding the foregoing, Xata and Geologic may consummate the Geologic Solutions Acquisition provided that doing so does not result in an Event of Default under any of the other sections of this Agreement. Without limiting the generality of the foregoing, the assets of Geologic shall be subject to no Liens not shown on the Perfection Certificate.
     7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
     7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property or assets, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.
     7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8.(b) hereof.
     7.7 Investments; Distributions. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Xata may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as no Default or Event of Default has occurred at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of $50,000 per fiscal year.
     7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
     7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or the amount of any permitted payments thereunder or adversely affect the subordination thereof to Obligations owed to Bank.
     7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     8 EVENTS OF DEFAULT
     Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
     8.1 Payment Default. Any Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);
     8.2 Covenant Default.
          (a) Any Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.6, 6.8, or 6.9, or violates any covenant in Section 7; or
          (b) Any Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
     8.3 Material Adverse Change. A Material Adverse Change occurs;
     8.4 Attachment. (a) Any material portion of any Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver; (b) the service of process seeking to attach, by trustee or similar process, any funds of any Borrower or of any entity under control of any Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate; (c) any Borrower is enjoined, restrained, or prevented by court order from conducting any part of its business; or (d) a notice of lien, levy, or assessment is filed against any of any Borrower’s assets by any government agency, and the same under clauses (a) through (d) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period;
     8.5 Insolvency. (a) Any Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) any Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
     8.6 Other Agreements. There is a default in any agreement to which any Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $50,000 or that could result in a Material Adverse Change with respect to any Borrower or any Guarantor; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (a) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (b) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (c) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Bank be materially less advantageous to any Borrower or any Guarantor;

     8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of $50,000 or more (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);
     8.8 Misrepresentations. Any Borrower or any Person acting for any Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
     8.9 Subordinated Debt. A default or breach occurs under any agreement between any Borrower and any creditor of such Borrower that signed a subordination, intercreditor, or other similar agreement with Bank (other than a default or breach under an agreement with a Selling Geologic Stockholder resulting from such Borrower’s failure to pay to the Selling Geologic Stockholder any portion of the deferred purchase price for the stock of Geologic in the Geologic Solutions Acquisition, provided that the rights of any party to such agreement against any Borrower or its property as a result of such default or breach are subordinated pursuant to the Seller Subordination Agreements), or any creditor that has signed such an agreement (including, without limitation, a Selling Geologic Stockholder) with Bank breaches any terms of such agreement; or
     8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor, or (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.
     9 BANK’S RIGHTS AND REMEDIES
     9.1 Rights and Remedies. If an Event of Default has occurred and is continuing, Bank may, without notice or demand, do any or all of the following:
          (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
          (b) stop advancing money or extending credit for any Borrower’s benefit under this Agreement or under any other agreement between any Borrower and Bank;
          (c) demand that Borrowers (i) deposit cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrowers shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
          (d) terminate any foreign exchange contracts entered into by Borrowers with Bank;
          (e) demand payment of, and collect any Accounts and General Intangibles comprising Collateral, settle or adjust disputes and claims directly with Account Debtors for amounts, on terms, and in any order that Bank considers advisable, notify any Account Debtor or other Person owing any Borrower money of Bank’s security interest in such funds, verify the amount of the same and collect the same;
          (f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrowers shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

          (g) apply to the Obligations any (i) balances and deposits of any Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of any Borrower;
          (h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, each Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
          (i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
          (j) demand and receive possession of each Borrower’s Books; and
          (k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
     9.2 Power of Attorney. Each Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Each Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
     9.3 Protective Payments. If any Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide such Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
     9.4 Application of Payments and Proceeds. No Borrower shall have any right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by any Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from any Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrowers by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrowers shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
     9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.
     9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by any Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
     9.7 Demand Waiver. Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which any Borrower is liable.
     10 NOTICES
     All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below. Bank or Borrowers may change their notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below. Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrowers at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10). Bank or Borrowers may change their address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10. A single Communication made by Bank pursuant to one of the foregoing methods to the address for Borrowers below shall be deemed a Communication to any and all Borrowers.

If to any or all Borrowers:	Xata Corporation
965 Prairie Center Drive
Eden Prairie, Minnesota 55344
Attn: Mark Ties
Fax: 952-707-5775
Email: Mark.Ties@xata.com

If to Bank:	Silicon Valley Bank
301 Carlson Parkway, Suite 255
Minnetonka, Minnesota 55305
Attn: Ben Johnson
Fax: 952-475-8471
Email: BJohnson@svb.com
     11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE.
     California law governs the Loan Documents without regard to principles of conflicts of law. Each Borrower and Bank submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND BANK WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
     12 GENERAL PROVISIONS
     12.1 Termination Prior to Revolving Line Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrowers, effective three (3) Business Days after written notice of termination is given to Bank. Notwithstanding any such termination, Bank’s lien and security interest in the Collateral and all of Bank’s rights and remedies under this Agreement shall continue until Borrowers fully satisfies all Obligations. If such termination is at Borrowers’ election or at Bank’s election due to the occurrence and continuance of an Event of Default or if any of the Obligations become due and payable as the result of an Event of Default (including, without limitation, becoming due and payable as the result of an Insolvency Proceeding), Borrowers shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to 1% of the Maximum Dollar Amount if termination occurs on or before the first anniversary of the Effective Date, and 0.5% of the Maximum Dollar Amount if termination occurs after the first anniversary of the Effective Date and on or before the second anniversary of the Effective Date; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank
     12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Borrower may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to any Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
     12.3 Indemnification. Each Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and any Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.
     12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing and signed by both Bank and the Borrower to be bound by such amendment. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
     12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
     12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligations of each Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to all claims and causes of action with respect to which indemnity is given to Bank shall have run.
     12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
     12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between any Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
     12.11 Joint and Several Liability; Borrower to Borrower Indemnity. Borrowers’ liability for the Obligations (including for the performance of duties) shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower. Without limiting the generality of the foregoing, Geologic assumes and agrees to be jointly and severally liable for, with Xata, the unpaid “Advances” under the Prior Agreement. Xata hereby agrees to indemnify Geologic and hold Geologic harmless, from and against any and all claims, debts, liabilities, demands, obligations, actions, costs and expenses, of every nature and description, which it may sustain or incur, based upon, arising out of, or in any way relating to (i) Geologic’s assumption of the Obligations of Xata as set forth herein, (ii) Geologic’s execution and delivery of a guaranty with respect to Xata as set forth herein, (iii) Geologic’s grant of a security interest in its assets to Bank, and (iv) any other obligation incurred or transfer made by Geologic under or in connection with this Agreement, or any other document, instrument, or agreement relating hereto.
     12.12 Borrowing Agent; Co-Borrowing. Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to receive all Communications, to borrow, sign and endorse notes, and to execute and deliver all Borrowing Base Certificates, Transaction Reports, funding directions, instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Bank to pay over or credit all Credit Extensions hereunder in accordance with the request of Borrowing Agent, provided that Bank may from time to time in its sole discretion require that any or all such actions be effected by each Borrower directly instead of through the Borrowing Agent. If this credit facility is handled as a co-borrowing facility, with or without a borrowing agent, it is done so solely as an accommodation to Borrowers and at their request. Bank shall incur no liability to any Borrower as a result thereof. To induce Bank to do so and in consideration thereof (but without obligation of Bank to handle the credit facility as a co-borrowing facility), and in addition to and not in limitation of any other indemnity contained in the Loan Documents, each Borrower hereby indemnifies Bank and holds Bank harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Bank by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as a co-borrowing facility, reliance by Bank on any request or instruction from Borrowing Agent, or any other action taken by Bank in reliance on the credit facility being a co-borrowing facility or Borrowing Agent representing the Borrowers. If this credit facility is at any time administered in a manner such that Borrowers submit combined Borrowing Base Certificates or Transaction Reports, or Credit Extensions are made to one of the Borrowers based on the aggregate Collateral of all Borrowers, Bank may in its sole discretion, upon prior notice to the Borrowers, change such manner of administration to require that each Borrower report on and receive Credit Extensions with respect to its own Collateral, and in such case the Borrowers shall take such actions as Bank shall reasonably request in order to effectuate such change.
     13 DEFINITIONS
     13.1 Definitions. As used in this Agreement, the following terms have the following meanings:
     “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Borrower.
     “Adjusted EBITDA” means Modified EBITDA, minus cash income taxes paid, minus dividends (other than dividends paid in common stock of the Borrower paying such dividend), distributions and other payments to shareholders, including, without limitation, for any redemption, retirement or purchase of any capital stock, and minus unfinanced capital expenditures.
     “Adjusted Quick Ratio” means a ratio of (a) the aggregate of each Borrower’s unrestricted cash maintained at or through Bank, plus the aggregate of each Borrower’s Eligible Accounts, to (b) the aggregate Credit Extensions.
     “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
     “Advance” or “Advances” means an advance (or advances) under the Revolving Line.
     “Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
     “Agreement” is defined in the preamble hereof.

     “Availability Amount” is (a) the lesser of (i) the Maximum Dollar Amount or (ii) the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and minus an amount equal to the Letter of Credit Reserve, minus (c) any amounts used for Cash Management Services, and minus (d) the outstanding principal balance of any Advances.
     “Bank” is defined in the preamble hereof.
     “Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, amending, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to any Borrower.
     “Borrower” and “Borrowers” are defined in the preamble hereof.
     “Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
     “Borrowing Agent” shall be Xata.
     “Borrowing Base” means (a) 80% of Borrowers’ Eligible Accounts, as determined by Bank from Borrowers’ most recent Transaction Report or Borrowing Base Certificate (as applicable), plus (b) the lesser of (i) 25% of the value of Borrowers’ Eligible Inventory (valued at the lower of cost or wholesale fair market value), as determined by Bank from Borrowers’ most recent Transaction Report or Borrowing Base Certificate (as applicable), or (ii) $1,500,000, or (iii) 25% of the amount of the Borrowers’ Eligible Accounts, plus (c) 50% of Borrowers’ unrestricted cash which is held at Bank and is subject to Bank’s first-priority perfected security interest; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment upon 30 days notice to Borrowers, based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.
     “Borrowing Base Certificate”— a Transaction Report shall be used instead and in substitution for a Borrowing Base Certificate, and references herein to “Borrowing Base Certificate” shall be deemed to refer to “Transaction Report.”
     “Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) sets forth the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the names of the Persons authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signatures of such Persons, and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
     “Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
     “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
     “Cash Management Services” is defined in Section 2.1.4.
     “Change in Control” means (a) any event, transaction, or occurrence as a result of which any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the

“Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Xata, (i) who on the date hereof does not own 20% or more of the voting securities of Xata, becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Xata representing twenty percent (20%) or more of the combined voting power of Xata’s then outstanding securities, or (ii) who on the date hereof owns 20% or more of the voting securities of Xata, becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Xata representing forty-nine percent (49%) or more of the combined voting power of Xata’s then outstanding securities, or (b) Geologic ceases to be a wholly-owned subsidiary of Xata, other than by a merger of Geologic into Xata.
     “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
     “Collateral” is any and all properties, rights and assets of each Borrower described on Exhibit A.
     “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
     “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
     “Communication” is defined in Section 10.
     “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
     “Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
     “Credit Extension” is any Advance, Letter of Credit, amount utilized for Cash Management Services, or any other extension of credit by Bank for a Borrower’s benefit.
     “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
     “Default Rate” is defined in Section 2.3(b).
     “Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

     “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
     “Designated Deposit Account” is Borrower’s deposit account, account number 3300424965, maintained with Bank.
     “Dollars,” “dollars” and “$” each mean lawful money of the United States.
     “Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.
     “Eligible Accounts” of a Borrower means Accounts which arise in the ordinary course of such Borrower’s business that meet all Borrowers’ representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date, upon 30 days notice to Borrowers, to adjust any of the criteria set forth below and to establish new criteria in its sole discretion. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:
     (a) Accounts for which the Account Debtor has not been invoiced;
     (b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;
     (c) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;
     (d) Credit balances over ninety (90) days from invoice date;
     (e) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, provided that at Borrower’s written request made with respect to any Account Debtor, Bank shall consider, in its sole discretion, raising such limit;
     (f) Accounts owing from an Account Debtor which does not have its principal place of business in the United States except for Eligible Foreign Accounts;
     (g) Accounts owing from an Account Debtor which is a federal, state or local government entity or any department, agency, or instrumentality thereof, except for Accounts of the United States if Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
     (h) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise — sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;
     (i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;
     (j) Accounts for which the Account Debtor is any Borrower’s Affiliate, officer, employee, or agent;
     (k) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;
     (l) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);
     (m) Accounts owing for leases of hardware (“Lease Receivables”); and

     (n) Accounts for which Bank in its good faith business judgment determines collection to be doubtful.
     “Eligible Foreign Accounts” of a Borrower means Accounts arising in the ordinary course of such Borrower’s business from an Account Debtor that does not have its principal place of business in the United States but are otherwise Eligible Accounts that Bank approves in writing.
     “Eligible Inventory” of a Borrower means, at any time, the aggregate of such Borrower’s Inventory that (a) consists of finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act; (d) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents; (e) is located at such Borrower’s principal place of business (or any location permitted under Section 7.2); and (f) is otherwise acceptable to Bank in its good faith business judgment.
     “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
     “Event of Default” is defined in Section 8.
     “Fixed Charge Coverage Ratio” means a ratio of (a) Adjusted EBITDA to (b) cash paid to make interest payments, plus scheduled principal payments on Borrower’s Indebtedness.
     “Foreign Currency” means lawful money of a country other than the United States.
     “Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.
     “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
     “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “Geologic Solutions Acquisition” is the establishment of Geologic as a wholly-owned subsidiary of Xata in accordance with that certain Stock Purchase Agreement, dated as of December 19, 2007, among Xata, Geologic, and the stockholders of Geologic.
     “Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
     “Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
     “Guarantor” is any present or future guarantor of any of the Obligations.
     “Increased Rate” has the meaning set forth in Section 2.3(a).
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
     “Interest Expense” means for any fiscal period, the consolidated interest expense of Borrowers (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrowers, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
     “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
     “IP Agreement” is (a) with respect to Xata, that certain Intellectual Property Security Agreement executed and delivered by Xata to Bank dated as of an “Effective Date” of December 17, 2004, as amended from time to time (the parties acknowledge that the reference to “Loan Agreement” contained in the IP Agreement is to the Loan Agreement as amended and restated by this Agreement), and (b) with respect to Geologic, an Intellectual Property Security Agreement by Geologic in favor of Bank, in form reasonably acceptable to Bank, to be delivered in connection herewith.
     “Lease Receivables” is defined within the definition of “Eligible Accounts” (which is set forth within Section 13.1 hereof).
     “Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.
     “Letter of Credit Application” is defined in Section 2.1.2(a).
     “Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).
     “Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
     “Loan Documents” are, collectively, this Agreement, the Perfection Certificates, a cross-guaranty by each of the Borrowers with respect to the Obligations of the other, the IP Agreement, the PFG Subordination Agreement, the Seller Subordination Agreements, any note, or notes or guaranties executed by any Borrower or any Guarantor, and any other present or future agreement between any Borrower or any Guarantor and/or for the benefit of Bank in connection with the Prior Agreement or this Agreement, all as amended, restated, or otherwise modified.

     “Lockbox Agreement” shall have the meaning set forth in Section 6.3(c).
     “Lockbox Provider” shall have the meaning set forth in Section 6.3(c).
     “Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of any Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.
     “Maximum Dollar Amount” is $10,000,000.
     “Modified EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) depreciation expense and amortization expense, plus (d) income tax expense, plus (e) stock based compensation.
     “Net Income” means, as calculated on a consolidated basis for Borrowers for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrowers for such period taken as a single accounting period.
     “Obligations” are Borrowers’ obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts that any Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of any Borrower assigned to Bank, and the performance of Borrowers’ duties under the Loan Documents.
     “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
     “Perfection Certificate” is defined in Section 5.1.
     “Permitted Indebtedness” is:
     (a) Borrowers’ Indebtedness to Bank under this Agreement and the other Loan Documents;
     (b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
     (c) Subordinated Debt;
     (d) unsecured Indebtedness of a Borrower to its trade creditors incurred in the ordinary course of business;
     (e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
     (f) Indebtedness of a Borrower secured by Permitted Liens of such Borrower;
     (g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon any Borrower or its Subsidiary, as the case may be.
     “Permitted Investments” are:
     (a) Investments shown on the Perfection Certificate and existing on the Effective Date;

     (b) Cash Equivalents;
     (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;
     (d) Investments consisting of deposit accounts in which Bank has a perfected security interest;
     (e) Investments accepted in connection with Transfers permitted by Section 7.1;
     (f) (x) Investments of Subsidiaries (other than a Subsidiary that is a Borrower) in other Subsidiaries or a Borrower, (y) Investments by Borrowers in Subsidiaries (other than a Subsidiary that is a Borrower) not to exceed $250,000 in the aggregate in any fiscal year for all Borrowers, and (z) Investments of one Borrower in another Borrower;
     (g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;
     (h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and
     (i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph shall not apply to Investments of Borrower in any Subsidiary.
     “Permitted Liens” are:
     (a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
     (c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $250,000 in the aggregate amount outstanding for all Borrowers, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
     (d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, and which have no priority over Bank’s security interest, are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
     (e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA), provided, they have no priority over any of Bank’s Liens;
     (f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
     (g) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property)

granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;
     (h) non-exclusive license of intellectual property granted to third parties in the ordinary course of business;
     (i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;
     (j) Liens in favor of PFG which are subordinated in favor of the Bank pursuant to the PFG Subordination Agreement; and
     (k) Liens against Lease Receivables with respect to which Bank has provided a release in accordance with Section 4.3, securing no more than $2,500,000 in the aggregate amount outstanding for all Borrowers.
     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
     “PFG” means Partners for Growth II, L.P.
     “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.
     “Reduced Rate” has the meaning set forth in Section 2.3(a).
     “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
     “Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its reasonable business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrowers (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of any Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.
     “Responsible Officer” with respect to a Borrower is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of such Borrower.
     “Revolving Line” is an Advance or Advances in an aggregate amount of up to the Maximum Dollar Amount outstanding at any time.
     “Revolving Line Maturity Date” is January 30, 2011.
     “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
     “Seller Subordination Agreements” has the meaning set forth in Section 3.1.

     “Selling Geologic Stockholders” has the meaning set forth in Section 3.1.
     “Streamline Requirements” are all of the following: (a) no Default or Event of Default exists and (b) as of the end of the most recent month for which Borrowers’ financial statements have been provided to Bank, Borrowers had an Adjusted Quick Ratio of (i) at least 1.25 to 1.00 when such month ended on or before November 30, 2008 and (ii) at least 1.50 to 1.00 when such month ended at any time thereafter.
     “Subordinated Debt” is indebtedness incurred by a Borrower that is subordinated to Borrower’s indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.
     “Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person.
     “Tangible Net Worth” is, on any date, the consolidated total assets of Borrowers minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrowers from their officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities.
     “Threshold AQR” shall mean, for the date as of which it is measured, an Adjusted Quick Ratio of at least (a) 1.25 to 1.00 if such date is on or before November 30, 2008 or (b) 1.50 to 1.00 if such date is any time thereafter.
     “Total Liabilities” is on any day, the consolidated total obligations of Borrowers that should, under GAAP, be classified as liabilities on their balance sheets, including all Indebtedness, but excluding all Subordinated Debt.
     “Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit D.
     “Transfer” is defined in Section 7.1.
     “Unused Revolving Line Facility Fee” is defined in Section 2.4(d).
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:		BORROWER:

XATA CORPORATION		GEOLOGIC SOLUTIONS, INC.

By	/s/ Mark Ties	By	/s/ Mark Ties

Name:	Mark Ties	Name:	Mark Ties
Title:	Chief Financial Officer	Title:	Chief Financial Officer

BANK:

SILICON VALLEY BANK

By	/s/ Benjaman R. Johnson

Name:	Benjaman R. Johnson
Title:	Deal Team Leader
Effective Date: January 31, 2008
[Signature page to Loan and Security Agreement]